UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2026

PLUS THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-34375	33-0827593
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6420 LEVIT GREEN BOULEVARD Suite 310
Houston, Texas		77021
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (737) 255-7194

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PSTV	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Eric J. Daniels, M.D. as Chief Development Officer

On April 9, 2026, Plus Therapeutics, Inc. (the “Company”) announced the appointment of Dr. Eric J. Daniels as Chief Development Officer of the Company, effective April 20, 2026. Dr. Daniels, age 53, will be responsible for the development and ultimate approval of the Company’s pharmaceutical pipeline effective upon the commencement of his employment with the Company.

Prior to joining the Company, from October 2021 through April 2026, Dr. Daniels served as the chief development officer of Kiora Pharmaceuticals (NASDAQ:KPRX). In addition, from 2018 through 2021, Dr. Daniels served as the executive director and co-founder of Bayon Therapeutics until it was acquired by Kiora Pharmaceuticals in October 2021 and as chief executive officer of OccuRx Pty Ltd., a clinical stage biotechnology company targeting microvascular disease for ocular indications, from July 2020 through October 2021. Dr. Daniels is also a co-founder and director of Okogen, Inc., a specialty biotechnology development stage ophthalmic company focused on a novel therapeutic for the treatment of viral infections of the eye, since May 2016. Since January 2014, Dr. Daniels has served on the clinical advisory board of Bimini, LLC and was chief medical officer of Bimini from January 2014 to October 2021. From April 2012 to November 2016, Dr. Daniels served as vice president – marketing & sales for Tensys Medical, Inc. (an HBM portfolio company). Dr. Daniels received his B.S. from the University of California Berkeley, his M.D. from the University of California, Los Angeles School of Medicine, and his MBA from the University of California, Los Angeles Anderson School of Management.

On April 8, 2026, in connection with Dr. Daniels’ appointment as CDO for the Company, the Company entered into an Employment Agreement (the “Daniels Employment Agreement”) with Dr. Daniels, effective April 20, 2026. Pursuant to the terms of the Daniels Employment Agreement, Dr. Daniels will receive an initial annual base salary of $460,000 and will be eligible to participate in the Company’s benefit and compensation plans. Dr. Daniels has been assigned an initial annual target bonus of 40% of his base salary. Further, in an effort to induce Dr. Daniels to accept the offer, Dr. Daniels will also be granted (a) an option to purchase up to 20,000 shares of the Company’s common stock, which will have an exercise price per share equal to the fair market value of the common stock on the date of grant and which are expected to vest and become exercisable in monthly installments over the next four years, subject to a one-year cliff; and (b) 20,000 restricted stock units (“RSUs”), which RSUs will vest quarterly over three years, subject to a one-year cliff (the stock options and RSUs are collectively referred to herein as the “Stock Awards”). In addition, it is expected that Dr. Daniels will enter into the Company’s standard form of indemnification agreement.

If Dr. Daniels’ employment is terminated by the Company without cause or if Dr. Daniels resigns for good reason (such an event, an “Involuntary Termination”), Dr. Daniels will receive, among other things, severance in an amount equal to the sum of (i) twelve multiplied by Dr. Daniels’ monthly base salary as in effect immediately prior to the Involuntary Termination, plus (ii) an amount equal to Dr. Daniels’ target bonus for the year in which the Involuntary Termination occurs, plus (iii) to the extent such Involuntary Termination occurs prior to the payment of Dr. Daniels’ annual bonus for the calendar year preceding the date of such Involuntary Termination, the amount of his annual bonus for such completed calendar year, plus (iv) an amount equal to twelve multiplied by the monthly premium required to pay for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for Dr. Daniels and his or her eligible dependents who were covered under the Company’s health plans as of the date of the Involuntary Termination. In addition, the vesting of any of Dr. Daniels’ unvested Stock Awards will automatically accelerate on the date of the Involuntary Termination as to the number that would vest over the nine (9) month period following the date of the Involuntary Termination.

This summary of the Daniels Employment Agreement is qualified in its entirety by reference to the full text of the Daniels Employment Agreement, which is included as Exhibit 10.1 hereto and incorporated herein by reference.

There are no arrangements or understandings between Dr. Daniels and any other person pursuant to which he was selected as an officer, and there are no family relationships between Dr. Daniels and any of the Company’s directors or executive officers. Dr. Daniels has no direct or indirect material interest in any existing or currently proposed transaction that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.
Exhibit Number	Description
10.1	Daniels Employment Agreement, effective April 20, 2026

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUS THERAPEUTICS, INC.

Date:	April 9, 2026	By:	/s/ Marc H. Hedrick, M.D.
Marc H. Hedrick, M.D. President and Chief Executive Officer